Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Record Third Quarter 2012 EPS Results

—Company Performance Driven By Increased Sales and Strong Gross Margin Rate —

—Company Successfully Launches Multichannel Initiative—

— Delivers Positive Comp Performance at Both Ann Taylor and LOFT Brands —

—Raises Outlook for Fiscal 2012 —

New York, NY, November 28, 2012 – ANN INC. (NYSE: ANN) today reported results for the fiscal third quarter of 2012, ended October 27, 2012. The Company also provided its outlook for the fourth quarter and increased its outlook for the full year of fiscal 2012.

For the fiscal third quarter of 2012, the Company reported diluted earnings per share of $0.84, compared with earnings per diluted share of $0.61 in the third quarter of 2011. Diluted earnings per share for the fiscal third quarter of 2012 included a benefit of $0.08 related to the recognition of gift card and merchandise credit breakage, without which, diluted earnings per share reached a third quarter record of $0.76.

Kay Krill, President and CEO, said, “We are very pleased to report that ANN INC. delivered record EPS results again this quarter. Significant top-line growth, coupled with a double-digit percentage increase in operating income, contributed to a 25 percent increase in diluted earnings per share, excluding the $0.08 benefit. Our strong performance was driven by both Ann Taylor and LOFT. Both brands delivered a positive comp for the quarter by remaining clearly focused on what’s important to our clients: great fashion, excellent quality, outstanding value and a seamless and engaging shopping experience.

“In addition, we have made significant progress on our strategic initiatives to drive future growth and profitability. Among the highlights, in September we successfully launched the first phase of our multi-channel initiative, which is off to a strong start and will provide meaningful opportunities to better leverage our inventory investment and maximize sales and gross margin. During the quarter, we also made our entry into Canada, opening our first store in Toronto in September, followed by two additional stores in November. The response has been outstanding, and we are very excited about the opportunities in this market. Overall, it was an excellent quarter for ANN INC., and we have entered the fourth quarter in a strong position.”

Fiscal 2012 Third-Quarter Results

Total net sales for the third quarter of fiscal 2012 were $612.5 million, compared with total net sales of $564.0 million in the third quarter of fiscal 2011. By brand, net sales across all channels of the Ann Taylor brand totaled $244.6 million in the third quarter of 2012, compared with net sales of $229.7 million in the third quarter of 2011. At the LOFT brand, net sales across all channels were $368.0 million in the third quarter of 2012, compared with net sales of $334.3 million in the third quarter of 2011.

Total Company comparable sales for the quarter increased 5.5%, on top of an increase of 5.5% in the third quarter of 2011. At Ann Taylor, total brand comparable sales increased 4.3%, reflecting increases of 5.6% at Ann Taylor, which includes sales results from both Ann Taylor stores and anntaylor.com, and 1.7% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 6.2%, reflecting an increase of 8.0% at LOFT, which includes sales results from both LOFT stores and LOFT.com, slightly offset by a decline of 3.0% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 57.9%, compared with the 57.5% gross margin rate achieved in the third quarter of 2011. The strong gross margin performance in the third quarter of 2012 reflected favorable client response to our product and lower promotional activity versus the third quarter of 2011 at both brands.

Selling, general and administrative expenses for the third quarter of 2012 were $287.5 million versus $269.5 million reported in the third quarter of 2011. As a percentage of net sales, selling, general and administrative expenses improved 90 basis points to 46.9% compared to the third quarter 2011 rate of 47.8%. The improved SG&A rate during the third quarter of 2012 primarily reflected fixed cost leveraging resulting from higher net sales, partially offset by expenses associated with our year-over-year store growth and other expenses supporting the expansion of the business.

The Company reported operating income of $66.9 million in the third quarter of 2012, compared with operating income of $54.7 million in the third quarter of 2011. Net income was $40.7 million in the third quarter of 2012, versus the $32.3 million reported in the third quarter of 2011. Diluted earnings per share of $0.84 included the aforementioned benefit of $0.08 related to recognition of a portion of the unredeemed value of gift cards and merchandise credits. Excluding this benefit, diluted earnings per share was $0.76, an increase of 25 percent compared with earnings per diluted share of $0.61 in the third quarter of 2011.

The Company ended the quarter with approximately $167 million in cash and cash equivalents.

Total Company inventory per square foot, including inventory for both stores and e-commerce, at the end of the fiscal third quarter of 2012 decreased 5%, reflecting a 1% increase at Ann Taylor, a 1% decrease at LOFT and an 18% decrease in the factory outlet channel.

During the third quarter of fiscal 2012, the Company opened 25 stores, comprised of four Ann Taylor stores, one Ann Taylor Factory store, eight LOFT stores and twelve LOFT Outlet stores. The Company also closed three Ann Taylor and three LOFT stores. The total store count at the end of the fiscal third quarter was 981, comprised of 278 Ann Taylor stores, 101 Ann Taylor Factory stores, 510 LOFT stores, and 92 LOFT Outlet stores.

Fiscal 2012 Nine-Month Results

Net sales for the first nine months of fiscal 2012 were $1.8 billion, compared with net sales of $1.6 billion in the first nine months of fiscal 2011. By brand, net sales across all channels of the Ann Taylor brand were $690.2 million in the first nine months of 2012, compared with net sales of $670.5 million in the first nine months of 2011. At the LOFT brand, net sales across all channels were $1,077.6 million in the first nine months of 2012, compared with net sales of $975.3 million in the first nine months of 2011.

Total Company comparable sales for the first nine months of 2012 increased 4.7%, on top of an increase of 7.3% in the comparable period of 2011. At Ann Taylor, total brand comparable sales increased 0.9%, including increases of 0.6% at our multichannel Ann Taylor business and 1.5% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased 7.1%, including increases of 8.2% at our multichannel LOFT business and 0.4% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 56.8% in the first nine months of 2012, compared with 56.6% in the first nine months of 2011.

Selling, general and administrative expenses for the first nine months of 2012 were $839.0 million, versus $788.7 million in the first nine months of 2011. As a percentage of net sales, selling, general and administrative expenses improved 40 basis points versus the prior year to 47.5%. The improvement in the SG&A rate primarily reflected fixed cost leveraging resulting from higher net sales, partially offset by expenses associated with our year-over-year store growth and other expenses supporting the expansion of the business.

The Company reported operating income of $165.2 million in the first nine months of 2012, an increase of 16% compared with operating income of $142.3 million in the first nine months of 2011. Net income was $100.2 million in the first nine months of 2012, an increase of 19% versus the $84.4 million reported in the first nine months of 2011. Diluted earnings per share in the first nine months of 2012 was $2.05, an increase of 30% over the $1.58 per diluted share reported in the first nine months of 2011.

Outlook for Fiscal Fourth-Quarter and Full-Year 2012

For the fiscal fourth quarter of 2012, the Company expects total net sales to be approximately $625 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to be 51.0%. Selling, general and administrative expenses are estimated to be $300 million.

In terms of the full year, the Company anticipates the following:

•	Total net sales for fiscal 2012 are now expected to be $2.395 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be approximately 55%.

•	Total SG&A expenses are expected to approach $1.140 billion.

•	The Company’s effective annual tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $160 million.

•

Total weighted average square footage for fiscal 2012 is expected to increase slightly, reflecting the opening of approximately 65 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 30 store closures. The Company expects to have approximately 985 stores at fiscal year-end.

•	The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management for the remainder of the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. The Company operates 981 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada as of October 27, 2012, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•

the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of competitive pressures from other retailers;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•

the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the third-party vendors that it utilizes;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s dependence on shopping malls and other retail centers to attract customers;

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended October 27, 2012 and October 29, 2011

(unaudited)

Table 1.

	Quarter Ended		Nine Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
	(in thousands, except per share amounts)
Net sales	$612,548	$564,003	$1,767,831	$1,645,832
Cost of sales	258,149	239,763	763,660	714,839

Gross margin	354,399	324,240	1,004,171	930,993
Selling, general and administrative expenses	287,480	269,498	838,954	788,656

Operating income	66,919	54,742	165,217	142,337
Interest income	398	97	1,054	430
Interest expense	389	541	1,209	1,352
Other non-operating expense	(24)	—	(24)	—

Income before income taxes	66,904	54,298	165,038	141,415
Income tax provision	26,156	22,018	64,823	57,029

Net income	$40,748	$32,280	$100,215	$84,386

Earnings per share:
Basic earnings per share	$0.85	$0.62	$2.07	$1.61

Weighted average shares outstanding	47,422	51,389	47,638	51,583

Diluted earnings per share	$0.84	$0.61	$2.05	$1.58

Weighted average shares outstanding, assuming dilution	47,973	52,072	48,256	52,441

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

October 27, 2012, January 28, 2012 and October 29, 2011

(unaudited)

Table 2.

	October 27, 2012	January 28, 2012	October 29, 2011
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$166,532	$150,208	$139,590
Accounts receivable	30,873	19,591	31,132
Merchandise inventories	270,385	213,447	278,174
Refundable income taxes	10,179	11,965	25,953
Deferred income taxes	34,933	30,999	29,742
Prepaid expenses and other current assets	66,611	49,107	56,367

Total current assets	579,513	475,317	560,958
Property and equipment, net	412,626	360,890	363,901
Deferred income taxes	17,027	39,134	25,117
Other assets	15,073	12,340	12,447

Total assets	$1,024,239	$887,681	$962,423

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$120,303	$94,157	$107,499
Accrued salaries and bonus	25,862	16,122	15,094
Current portion of long-term performance compensation	32,069	19,373	19,383
Accrued tenancy	46,419	41,435	41,938
Gift certificates and merchandise credits redeemable	34,147	50,750	37,643
Accrued expenses and other current liabilities	101,071	64,060	79,966

Total current liabilities	359,871	285,897	301,523
Deferred lease costs	162,092	159,435	164,558
Deferred income taxes	402	1,320	575
Long-term performance compensation, less current portion	24,777	42,122	36,484
Other liabilities	28,669	35,030	23,215

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	828,054	811,707	806,837
Retained earnings	674,473	574,257	572,077
Accumulated other comprehensive loss	(4,816)	(5,318)	(2,284)
Treasury stock, 34,192,540; 33,284,631 and 30,190,855 shares, respectively, at cost	(1,049,844)	(1,017,330)	(941,123)

Total stockholders’ equity	448,428	363,877	436,068

Total liabilities and stockholders’ equity	$1,024,239	$887,681	$962,423

ANN INC.

Brand Sales and Store Data

For the Quarters and Nine Months Ended October 27, 2012 and October 29, 2011

(unaudited)

Table 3.

During the third quarter of Fiscal 2012, the Company revised its presentation of certain sales data from a channel-specific approach that segregated brand store sales from brand internet sales to an approach which considers the impact of our multi-channel initiative. All year-to-date and prior period sales and comps have been adjusted to conform to the current period presentation.

	Quarter Ended
	October 27, 2012		October 29, 2011
Sales and Comps	Sales	Comp %(1)	Sales	Comp %(1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	165,906	5.6%	155,897	2.8%
Ann Taylor Factory	78,649	1.7%	73,816	1.8%

Total Ann Taylor brand	$244,555	4.3%	$229,713	2.5%

LOFT brand
LOFT (2)	307,736	8.0%	281,290	7.7%
LOFT Outlet	60,257	(3.0)%	53,000	10.9%

Total LOFT brand	$367,993	6.2%	$334,290	7.9%

Total Company	$612,548	5.5%	$564,003	5.5%

	Nine Months Ended
	October 27, 2012		October 29, 2011
Sales and Comps	Sales	Comp %(1)	Sales	Comp %(1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$459,806	0.6%	$450,631	8.4%
Ann Taylor Factory	230,400	1.5%	219,854	5.8%

Total Ann Taylor brand	$690,206	0.9%	$670,485	7.5%

LOFT brand
LOFT (2)	$907,099	8.2%	$833,024	6.5%
LOFT Outlet	170,526	0.4%	142,323	16.3%

Total LOFT brand	$1,077,625	7.1%	$975,347	7.1%

Total Company	$1,767,831	4.7%	$1,645,832	7.3%

Table 3. (Continued)

	Quarter Ended
	October 27, 2012		October 29, 2011
Stores and Square Footage	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor Stores	278	1,414	276	1,448
Ann Taylor Factory	101	697	97	691

Total Ann Taylor brand	379	2,111	373	2,139

LOFT brand
LOFT Stores	510	2,948	503	2,931
LOFT Outlet	92	627	74	519

Total LOFT brand	602	3,575	577	3,450

Total Company	981	5,686	950	5,589

Number of:
Stores open at beginning of period	962	5,594	942	5,563
New stores	25	134	12	60
Downsized/expanded stores (3)	—	(13)	—	(12)
Closed stores	(6)	(29)	(4)	(22)

Stores open at end of period	981	5,686	950	5,589

	Nine Months Ended
	October 27, 2012		October 29, 2011
Stores and Square Footage	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number of:
Stores open at beginning of period	953	5,584	896	5,283
New stores	49	267	68	436
Downsized/expanded stores (4)	—	(54)	—	(51)
Closed stores	(21)	(111)	(14)	(79)

Stores open at end of period	981	5,686	950	5,589

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at front-line stores and online.
(3)	During the quarter ended October 27, 2012, the Company downsized five Ann Taylor stores and three LOFT stores and expanded one Ann Taylor store and one LOFT store. During the quarter ended October 29, 2011, the Company downsized two Ann Taylor stores.
(4)	During the nine months ended October 27, 2012, the Company downsized 14 Ann Taylor stores, four Ann Taylor Factory stores, four LOFT stores and one LOFT Outlet store and expanded two Ann Taylor stores and one LOFT store. During the nine months ended October 29, 2011 the Company downsized nine Ann Taylor stores and two Ann Taylor Factory stores.